Exhibit 99.1

PRESS RELEASE

For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer

Phone: (703) 436-3802

Email: dpijor@fvcbank.com

Patricia A. Ferrick, President

Phone: (703) 436-3822

Email: pferrick@fvcbank.com

FOR IMMEDIATE RELEASE – January 26, 2022

FVCBankcorp, Inc. Announces

Record Quarterly and Year-to-Date Earnings for 2021

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported record net income of $6.5 million, or $0.44 diluted earnings per share, for the fourth quarter of 2021 compared to $5.0 million, or $0.36 diluted earnings per share, for the quarterly period ended December 31, 2020, an increase of 30%. For the year ended December 31, 2021, the Company reported record net income of $21.9 million, or $1.50 diluted earnings per share, compared to $15.5 million, or $1.10 diluted earnings per share, for the same period of 2020, an increase of $6.4 million, or 41%. Net income for the three and twelve months ended December 31, 2021 includes the impact of merger-related expenses of $338 thousand and $1.4 million, respectively, which are associated with the Company’s previously announced proposed merger (the “Merger”) with Blue Ridge Bankshares, Inc. (NYSEAM:BRBS) (“Blue Ridge”) mutually terminated by the Company and Blue Ridge on January 20, 2022.

Annualized return on average assets was 1.27% and annualized return on average equity was 12.55% for the fourth quarter of 2021. For the comparable quarterly December 31, 2020 period, annualized return on average assets was 1.11% and annualized return on average equity was 10.68%. For the year ended December 31, 2021, return on average assets was 1.11% and return on average equity was 10.92% compared to return on average assets of 0.91% and return on average equity of 8.48% for the year ended December 31, 2020.

Operating earnings, which exclude merger-related expenses, net of tax, for the three months ended December 31, 2021 and 2020 were $6.8 million and $5.0 million, respectively, an increase of $1.8 million, or 35%. Diluted earnings per share excluding merger-related expenses, net of tax, for the three months ended December 31, 2021 and 2020 were $0.46 and $0.36, respectively. On a linked quarter basis, operating earnings increased $930 thousand, or 16%, for the three months ended December 31, 2021 as compared to the operating earnings for the three months ended September 30, 2021. Operating earnings return on average assets for the three months ended December 31, 2021 and 2020 was 1.32% and 1.11%, respectively. Operating earnings return on average equity for the three months ended December 31, 2021 and 2020 was 13.06% and 10.68%, respectively. The Company believes that operating earnings is a financial measure that is more reflective of the Company’s operating performance than net income. Operating earnings is determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of non-GAAP financial measures to their most comparable financial measure in accordance with GAAP can be found in the tables below.

For the years ended December 31, 2021 and 2020, operating earnings (which excludes merger-related expenses and accelerated debt issuance costs during 2021, and branch closure costs recorded during 2020) was $23.3 million and $15.9 million, respectively, an increase of $7.4 million, or 47%. Diluted earnings per share on an operating earnings basis for the years ended December 31, 2021 and 2020 were $1.60 and $1.13, respectively. Operating earnings return on average assets for the years ended December 31, 2021 and 2020 was 1.18% and 0.93%, respectively. Operating earnings return on average equity for the years ended December 31, 2021 and 2020 was 11.62% and 8.71%, respectively.

Selected Highlights for Fourth Quarter and Year End 2021

•	Strong Loan Growth. Loans receivable, net of deferred fees and excluding loans made under the U.S. Small Business Administration’s Paycheck Protection Program (“PPP”), totaled $1.48 billion at December 31, 2021, compared to $1.31 billion at December 31, 2020, an increase of $162.6 million, or 12%. During the fourth quarter of 2021, when excluding PPP loans, loans receivable, net of deferred fees, increased $64.9 million, or 18% annualized.

•	Strong Credit Quality Metrics. During the fourth quarter of 2021, past due loans 30 days or more decreased to $301 thousand from $652 thousand at September 30, 2021, a decrease of $351 thousand, or 54%. No commercial loans were past due at December 31, 2021. Nonperforming assets decreased to 0.16% of total assets or $3.5 million at December 31, 2021, compared to 0.52% or $9.5 million at December 31, 2020, and decreased $4.0 million, or 53%, from September 30, 2021. The Company sold its other real estate owned property totaling $3.9 million during the fourth quarter of 2021 and recorded a gain on the sale totaling $236 thousand.

•	Strong Core Deposit Growth. Deposits increased 23% year over year, of which noninterest-bearing deposits increased 46%. During the quarter ended December 31, 2021, noninterest-bearing deposits increased $32.6 million, or 24% annualized, to $581.3 million, representing 31% of total deposits at December 31, 2021.

•	Increased Net Interest Income. Net interest income increased $1.1 million to $15.2 million for the fourth quarter of 2021, compared to $14.1 million for the same 2020 period. Net interest margin was 3.13% for the quarter ended December 31, 2021, compared to 3.28% for the year ago quarter of 2020 and 2.97% for the third quarter of 2021.

•	Increased Noninterest Income. Noninterest income increased 49% to $1.8 million for the quarter ended December 31, 2021, compared to $740 thousand for the year ago quarter ended December 31, 2020, and compared to $1.1 million for the linked quarter ended September 30, 2021. The increase in noninterest income is primarily related to the Company’s minority interest in Atlantic Coast Mortgage, LLC (“ACM”), which contributed $1.1 million to noninterest income for the fourth quarter of 2021 and $1.5 million for the year ended December 31, 2021.

•	Improved Efficiency Ratio. The efficiency ratio, excluding merger-related expenses, for the three months ended December 31, 2021 was 51.4%, an improvement from 53.1% for the year ago quarter ended December 31, 2020. For the year ended December 31, 2021, the Company’s efficiency ratio, excluding merger-related expenses and accelerated debt issuance costs improved to 52.8% from 54.3% for the year ended December 31, 2020 (which excludes branch impairment costs recorded during 2020). A reconciliation of non-GAAP financial measures to their most comparable financial measure in accordance with GAAP can be found in the tables below.

“Our reported record earnings, double-digit loan and deposit growth, and solid credit metrics for 2021 drives strong momentum into 2022. Our team is poised to continue our growth trajectory and we are excited to execute on opportunities we see in 2022 and beyond,” stated David W. Pijor, Chairman and CEO.

On January 20, 2022, the Company announced the mutual agreement with Blue Ridge to terminate their merger agreement, previously announced on July 14, 2021. The termination was approved by both companies’ boards of directors after careful consideration of the proposed transaction, the progress made towards completing the merger, and the companies’ ability to fully realize the benefits they expected to achieve through the merger. The parties have agreed that each company will bear its own costs and expenses in connection with the terminated transaction, and that neither party will pay any termination fee as a result of the mutual decision to terminate the merger agreement.

Balance Sheet

Total assets were $2.20 billion at December 31, 2021, an increase of $381.4 million, or 21%, compared to $1.82 billion at December 31, 2020. During the quarter ended December 31, 2021, total assets increased $205.0 million, or 10%.

Loans receivable, net of deferred fees were $1.50 billion at December 31, 2021 compared to $1.47 billion at December 31, 2020. Excluding PPP loans, loans receivable, net of deferred fees totaled $1.48 billion at December 31, 2021, an increase of $162.6 million, or 12%, compared to $1.31 billion at December 31, 2020. For the quarter, loans receivable, net of deferred fees and excluding PPP loans increased $64.9 million, or 18% annualized. During the second quarter of 2021, the Company began originating loans under a warehouse lending facility to ACM, which contributed $30.2 million to fourth quarter 2021 loan growth, and totaled $72.0 million at December 31, 2021. During the fourth quarter of 2021, loans receivable, net of fees and excluding PPP loans and the warehouse lending facility, increased $34.7 million, or 10% annualized. Loans originated during the fourth quarter of 2021 totaled $134.9 million, of which $97.0 million were funded.

PPP loans, net of fees, totaled $28.1 million at December 31, 2021, a decrease from $58.2 million at September 30, 2021, and a decrease from $153.0 million at December 31, 2020. Loans forgiven during the fourth quarter of 2021 totaled $30.1 million, and totaled $124.8 million for the year ended December 31, 2021. Net deferred fees associated with PPP loans totaled $568 thousand at December 31, 2021.

Investment securities were $358.0 million at December 31, 2021, an increase of $231.6 million compared to $126.4 million at December 31, 2020. Investment securities increased $87.8 million during the three months ended December 31, 2021. The Company has been investing in fixed income securities funded through its increase in deposits and PPP forgiveness to deploy excess liquidity to optimize net interest margin.

Total deposits were $1.88 billion at December 31, 2021, an increase of $351.3 million, or 23%, from $1.53 billion at December 31, 2020. For the quarter, total deposits increased $174.3 million, or 41% annualized. Noninterest-bearing deposits were $581.3 million at December 31, 2021, an increase of $32.6 million, or 24% annualized, for the quarter ended December 31, 2021, and increased $182.2 million, or 46%, for the year ended December 31, 2021. A portion of the Company’s demand and interest checking deposit growth during the fourth quarter of 2021 was related to short-term deposits, which are expected to be withdrawn during the first quarter of 2022. Wholesale deposits continue to be at historic lows totaling $35.0 million, or 2% of total deposits, at December 31, 2021, a decrease of $15.0 million from December 31, 2020.

The Company’s bank subsidiary, FVCbank, remains well-capitalized at December 31, 2021 with a tier 1 leverage ratio of 10.53%.

Income Statement

Net income for the three months ended December 31, 2021 was $6.5 million, an increase of $1.5 million, or 30%, compared to $5.0 million for the same period of 2020. Operating income, a non-GAAP measure that excludes merger-related expenses of $262 thousand, net of tax, for the three months ended December 31, 2021 was $6.8 million, an increase of $1.8 million, or 35%, when compared to the same period of 2020. A reconciliation of GAAP to non-GAAP financial measures can be found in the tables below. For the year ended December 31, 2021, net income was $21.9 million, an increase of $6.4 million, or 41%, compared to $15.5 million for the same period of 2020. Operating income, a non-GAAP measure that excludes merger-related expenses and accelerated debt issuance costs totaling $1.4 million, net of tax, for the year ended December 31, 2021 was $23.3 million, an increase of $7.4 million, or 47%, when compared to the same period of 2020, which excludes branch impairment losses of $535 thousand, net of tax.

Net interest income totaled $15.2 million, an increase of $1.1 million, or 8%, for the quarter ended December 31, 2021, compared to the year ago quarter, and increased by $759 thousand, or 5%, compared to the third quarter of 2021. Interest expense on deposits decreased $409 thousand for the three months ended December 31, 2021 compared to the same period of 2020. The decrease in deposit costs were a result of continued targeted rate reductions and the repricing of the Company’s time deposits to lower interest rates upon renewal. Interest income includes loan mark accretion on acquired loans totaling $114 thousand, $62 thousand, and $335 thousand for the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively.

Net interest income for the three months ended December 31, 2021 benefited from PPP loan income, which contributed $899 thousand to interest income, of which $517 thousand was related to recognition of net deferred fees on forgiven loans, compared to $1.2 million for the fourth quarter of 2020. This also compares to interest income from PPP loans of $1.2 million for the third quarter of 2021, which included recognition of net deferred fees of $712 thousand on forgiven loans. Remaining net deferred fees related to PPP loan originations totaled $568 thousand at December 31, 2021 and are being recognized in interest income over the remaining lives of the PPP loans, or sooner upon PPP loan forgiveness or repayment.

For the years ended December 31, 2021 and 2020, net interest income was $58.0 million and $52.6 million, respectively, an increase of $5.3 million, or 10%, year-over-year. Net interest income was impacted by accelerated debt issuance costs of $380 thousand for the year ended December 31, 2021, a result of the September 2021 redemption of the Company’s subordinated debt issued in 2016. Interest expense on deposits decreased $4.7 million for the year ended December 31, 2021 compared to the same period of 2020. Interest income includes loan mark accretion on acquired loans totaling $455 thousand and $1.1 million for the years ended December 31, 2021 and December 31, 2020, respectively. PPP loan income contributed $5.4 million to interest income, of which $3.0 million was related to recognition of net deferred fees on forgiven loans for the year ended December 31, 2021. This compares to interest income from PPP loans of $3.0 million for the year ended December 31, 2020.

The Company’s net interest margin decreased 15 basis points to 3.13% for the quarter ended December 31, 2021, compared to 3.28% for the quarter ended December 31, 2020. On a linked quarter basis, net interest margin increased 16 basis points from 2.97% for the three months ended September 30, 2021. The accelerated debt issuance costs recorded during the third quarter of 2021 decreased net interest margin by 8 basis points. PPP forgiveness and strong deposit growth have impacted net interest margin. The Company continues to deploy excess liquidity through growth in both the Company’s loan and investment securities portfolios.

The average yield on total loans for the fourth quarter of 2021 was 4.33%, compared to 4.42% for the linked quarter ended September 30, 2021, and 4.36% for the year ago quarter. Net deferred fees recognized from PPP loan forgiveness has contributed to the average yield of the loan portfolio, as the yield on PPP loans increased to 8.23% for the fourth quarter of 2021, compared to 2.95% for the year ago quarter ended December 31, 2020, and 6.08% for the linked quarter ended September 30, 2021.

Cost of interest-bearing deposits for the fourth quarter of 2021 was 0.63%, compared to 0.84% for the fourth quarter of 2020, a decrease of 21 basis points, or 25%, primarily as a result of the Company having aggressively decreased its deposit rates to offset the repricing of its variable rate loan portfolio. The cost of deposits, which includes noninterest-bearing deposits, decreased 17 basis points to 0.43% for the fourth quarter of 2021 as compared to 0.60% for the fourth quarter of 2020, and increased 1 basis point from 0.42% for the linked third quarter of 2021.

Net interest margin for the year ended December 31, 2021 was 3.09%, a decrease of 19 basis points from the year ended December 31, 2020. The average yield on total loans for the year ended December 31, 2021 was 4.37%, compared to 4.46% a year ago. Cost of interest-bearing deposits for the year ended December 31, 2021 was 0.66%, a decrease of 52 basis points from 1.18% for the year ended December 31, 2020. The cost of deposits, which includes noninterest-bearing deposits, decreased 41 basis points, or 48%, to 0.45% for the year ended December 31, 2021 compared to 0.86% for the year ended December 31, 2020.

Noninterest income totaled $1.8 million and $740 thousand for the quarters ended December 31, 2021 and 2020, respectively. The increase in noninterest income is primarily attributable to the Company’s income associated with its investment in ACM, recording $1.1 million during the fourth quarter of 2021. Fee income from loans was $36 thousand for the quarter ended December 31, 2021, compared $34 thousand for the fourth quarter of 2020. Service charges on deposit accounts and other fee income totaled $382 thousand for the fourth quarter of 2021, a decrease of $60 thousand, from the year ago quarter. Income from bank-owned life insurance decreased $16 thousand to $248 thousand for the three months ended December 31, 2021 compared to $264 thousand for the same period of 2020. Noninterest income for the year-to-date period ended December 31, 2021 was $4.3 million, compared to $2.9 million for the 2020 year-to-date period, an increase of $1.4 million, or 49%, which was primarily driven by the aforementioned income associated with the Company’s membership interest in ACM.

Noninterest expense totaled $9.0 million for the quarter ended December 31, 2021, compared to $7.9 million for the same three-month period of 2020, an increase of $1.1 million, or 14%. On a linked quarter basis, noninterest expense was $9.4 million for the quarter ended September 30, 2021, a decrease of $422 thousand, or 4%. The third and fourth quarters of 2021 include merger-related expenses of $1.1 million and $338 thousand, respectively. Salaries and benefits expense increased $796 thousand and $540 thousand compared to the year ago and linked quarters, respectively, which are primarily related to additions to business development staff earlier in the year and associated accruals for incentive compensation during the fourth quarter of 2021. Legal expenses related to loan workouts (which is included in other operating expense on the income statement) increased $50 thousand during the fourth quarter of 2021 when compared to the year ago quarter. The Company recorded a gain on the sale of its other real estate owned during the fourth quarter of 2021 totaling $236 thousand, which is recorded in noninterest expense.

For the years ended December 31, 2021 and 2020, noninterest expense was $34.5 million and $30.8 million, respectively, an increase of $3.7 million, or 12%, primarily as a result of the aforementioned merger-related expenses and additions to business development staffing and associated increases in incentive accruals. Excluding these merger-related expenses, noninterest expense was $33.1 million for the year ended December 31, 2021, an increase of $2.9 million, or 10%, compared to $30.2 million (excluding branch closure impairment charges) for the year ended December 31, 2020.

The efficiency ratio, excluding merger-related expenses, for the quarter ended December 31, 2021 was 51.4%, a decrease from 53.1% for the quarter ended December 31, 2020 and a decrease from 52.3% for the linked quarter ended September 30, 2021. The efficiency ratios for the years ended December 31, 2021 and 2020, excluding merger-related costs and accelerated subordinated debt issuance costs recorded during 2021, and branch closure costs recorded during 2020, were 52.8% and 54.3%, respectively. A reconciliation of GAAP to non-GAAP financial measures can be found in the tables below.

The Company recorded a provision for income taxes of $2.0 million for the three months ended December 31, 2021, compared to $1.5 million for the same period of 2020. The effective tax rates for the three months ended December 31, 2021 and 2020 were 23.3% and 22.6%, respectively. The effective tax rate for the fourth quarter of 2021 is greater than the Company’s combined federal and state statutory rate of 22.5% primarily because of nondeductible merger-related expenses recognized during the quarter. For the years ended December 31, 2021 and 2020, provision for income taxes was $6.3 million and $4.2 million, respectively.

Asset Quality

The Company released $500 thousand in reserves for its allowance of loan losses for the three months and year ended December 31, 2021, compared to recording no provision for loan losses for the year ago quarter and $5.0 million for the year ended December 31, 2020. The Company is not required to implement the provisions of the current expected credit losses accounting standard until January 1, 2023, and is continuing to account for the allowance for loans losses under the incurred loss model. The decrease in the provision for loan losses for the three months ended December 31, 2021 is primarily related to the improvement in certain credit quality metrics during the fourth quarter of 2021; specifically, a reduction in the Company’s past due loans and specific reserves for certain watchlist loans which improved in credit quality during the quarter. In addition, the Company completed reviews of its COVID-impacted portfolio segments and reduced certain qualitative factors as a result of the improved performance of these portfolio segments.

The allowance for loan losses to total loans, excluding PPP loans, was 0.94% at December 31, 2021, compared to 1.14% at December 31, 2020. The effective reserve coverage, which includes both the allowance for loan losses and the remaining unaccreted fair value discount on acquired loans, to total loans, excluding PPP loans, was 0.99% at December 31, 2021 compared to 1.27% at December 31, 2020.

Nonperforming loans and loans 90 days or more past due at December 31, 2021 totaled $3.5 million, or 0.16% of total assets. This compares to $5.6 million in nonperforming loans and loans 90 days or more past due at December 31, 2020, or 0.31% of total assets. All of the Company’s nonperforming loans are secured and have specific reserves totaling $186 thousand, representing the expected losses associated with those loans. The Company has one troubled debt restructuring at December 31, 2021 totaling $92 thousand, which is a consumer residential loan. During the fourth quarter of 2021, the Company sold its other real estate owned property, recording a gain on the sale of $236 thousand.

About FVCBankcorp, Inc.

FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.20 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington D.C., metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 9 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, and Rockville, Maryland.

For more information on the Company’s selected financial information, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Caution about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. These forward-looking statements are based on current beliefs that involve significant risks, uncertainties, and assumptions. Factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, include, but are not limited to, deposit attrition, operating costs, customer losses and other disruptions as a result of the termination of the merger agreement with Blue Ridge; the outcome of any legal proceedings that may be instituted against the Company related to the termination of the merger agreement; reputational risk and potential adverse reactions the Company’s customers, suppliers, employees or other business partners, including those resulting from the termination of the merger agreement; general competitive, economic, political and market conditions; the impact of the COVID-19 pandemic and associated efforts to limit the spread of the virus; and the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other periodic and current reports filed with the Securities and Exchange Commission. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

###

FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share data and per share data)
(Unaudited)

	At or For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
Selected Balances
Total assets	$2,202,924	$1,821,481
Total investment securities	364,410	132,978
Total loans, net of deferred fees	1,503,849	1,466,083
Allowance for loan losses	(13,829)	(14,958)
Total deposits	1,883,769	1,532,493
Subordinated debt	19,510	44,085
Other borrowings	25,000	25,000
Total stockholders’ equity	209,796	189,500
Summary Results of Operations
Interest income	$17,487	$17,129	$68,428	$67,103
Interest expense	2,249	3,010	10,481	14,483
Net interest income	15,238	14,119	57,947	52,620
Provision for (reversal of) loan losses	(500)	500	(500)	5,016
Net interest income after provision for (reversal of) loan losses	15,738	13,619	58,447	47,604
Noninterest income - loan fees, service charges and other	418	476	1,844	2,092
Noninterest income - bank owned life insurance	248	264	994	1,109
Noninterest income - minority membership interest	1,100	--	1,464	--
Noninterest income - gain on sales of securities available-for-sale	--	--	--	141
Noninterest income - loss on loans held for sale	--	--	--	(451)
Noninterest expense	9,004	7,885	34,540	30,838
Income before taxes	8,500	6,474	28,209	19,657
Income tax expense	1,983	1,460	6,276	4,156
Net income	6,517	5,014	21,933	15,501
Per Share Data
Net income, basic	$0.48	$0.37	$1.61	$1.14
Net income, diluted	$0.44	$0.36	$1.50	$1.10
Book value	$15.28	$14.03
Tangible book value (1)	$14.70	$13.41
Shares outstanding	13,727,045	13,510,760
Selected Ratios
Net interest margin (2)	3.13%	3.28%	3.09%	3.28%
Return on average assets (2)	1.27%	1.11%	1.11%	0.91%
Return on average equity (2)	12.55%	10.68%	10.92%	8.48%
Efficiency (3)	52.95%	53.07%	55.49%	55.55%
Loans, net of deferred fees to total deposits	79.83%	95.67%
Noninterest-bearing deposits to total deposits	30.86%	26.04%
Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP) (4)
Net income (from above)	$6,517	$5,014	$21,933	$15,501
Add: Merger and acquisition expense	338	--	1,445	--
Add: Impairment on branch closures	--	--	--	676
Add: Accelerated debt issuance costs	--	--	380	--
Subtract: Gains on sales of other real estate owned	(236)	--	(236)	--
Less: provision for income taxes associated with non-GAAP adjustments	(23)	--	(358)	(142)
Net income, as adjusted	$6,596	$5,014	$23,164	$16,035
Net income, diluted, on an operating basis	$0.45	$0.36	$1.59	$1.13
Return on average assets (non-GAAP operating earnings)	1.29%	1.11%	1.17%	0.94%
Return on average equity (non-GAAP operating earnings)	12.71%	10.68%	11.53%	8.77%
Efficiency ratio (non-GAAP operating earnings) (3)	52.35%	53.07%	53.22%	54.34%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	9.19%	9.99%
Tier 1 leverage (to average assets)	10.53%	11.62%
Asset Quality
Nonperforming loans and loans 90+ past due	$3,508	$5,621
Performing troubled debt restructurings (TDRs)	92	97
Other real estate owned	--	3,866
Nonperforming loans and loans 90+ past due to total assets (excl. TDRs)	0.16%	0.31%
Nonperforming assets to total assets	0.16%	0.52%
Nonperforming assets (including TDRs) to total assets	0.16%	0.53%
Allowance for loan losses to loans	0.92%	1.02%
Allowance for loan losses to nonperforming loans	394.21%	266.11%
Net (recoveries) charge-offs	$35	$98	$629	$290
Net charge-offs to average loans (2)	0.01%	0.03%	0.04%	0.02%
Selected Average Balances
Total assets	$2,047,130	$1,812,298	$1,978,220	$1,708,862
Total earning assets	1,932,262	1,710,345	1,873,037	1,606,804
Total loans, net of deferred fees, excluding PPP	1,442,284	1,320,819	1,357,849	1,302,037
Total deposits	1,765,496	1,527,313	1,686,468	1,437,802
Other Data
Noninterest-bearing deposits	$581,293	$399,062
Interest-bearing checking, savings and money market	1,071,059	820,378
Time deposits	196,417	263,053
Wholesale deposits	35,000	50,000

(1) Non-GAAP Reconciliation	For the Period Ended December 31,
(Dollars in thousands, except per share data)	2021	2020
Total stockholders’ equity	$209,796	$189,500
Less: goodwill and intangibles, net	(8,052)	(8,357)
Tangible Common Equity	$201,744	$181,143

Book value per common share	$15.28	$14.03
Less: intangible book value per common share	(0.58)	(0.62)
Tangible book value per common share	$14.70	$13.41

(2) Annualized.

(3) Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.

(4) Some of the financial measures discussed throughout the press release are "non-GAAP financial measures." In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, balance sheets or statements of cash flows.

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

			% Change		% Change
			Current		From
	12/31/2021	9/30/2021	Quarter	12/31/2020	Year Ago
Cash and due from banks	$24,613	$30,382	-19.0%	$20,835	18.1%
Interest-bearing deposits at other financial institutions	216,345	122,487	76.6%	120,228	79.9%
Investment securities	358,038	270,207	32.5%	126,415	183.2%
Restricted stock, at cost	6,372	6,372	0.0%	6,563	-2.9%
Loans, net of fees:
Commercial real estate	903,770	868,324	4.1%	788,218	14.7%
Commercial and industrial	173,540	161,961	7.1%	119,200	45.6%
Paycheck protection program	28,130	58,248	-51.7%	152,978	-81.6%
Commercial construction	186,912	205,750	-9.2%	221,523	-15.6%
Consumer real estate	201,336	166,721	20.8%	168,531	19.5%
Consumer nonresidential	10,161	8,082	25.7%	15,633	-35.0%
Total loans, net of fees	1,503,849	1,469,086	2.4%	1,466,083	2.6%
Allowance for loan losses	(13,829)	(14,363)	-3.7%	(14,958)	-7.5%
Loans, net	1,490,020	1,454,723	2.4%	1,451,125	2.7%

Premises and equipment, net	1,584	1,655	-4.3%	1,654	-4.2%
Goodwill and intangibles, net	8,052	8,124	-0.9%	8,357	-3.6%
Bank owned life insurance (BOLI)	39,171	38,924	0.6%	38,178	2.6%
Other real estate owned	-	3,866	-100.0%	3,866	-100.0%
Other assets	58,729	61,162	-4.0%	44,260	32.7%

Total Assets	$2,202,924	$1,997,902	10.3%	$1,821,481	20.9%

Deposits:
Noninterest-bearing	$581,293	$548,662	5.9%	$399,062	45.7%
Interest-bearing checking	739,046	588,650	25.5%	537,834	37.4%
Savings and money market	332,013	321,548	3.3%	282,544	17.5%
Time deposits	196,417	215,638	-8.9%	263,053	-25.3%
Wholesale deposits	35,000	35,000	0.0%	50,000	-30.0%
Total deposits	1,883,769	1,709,498	10.2%	1,532,493	22.9%

Other borrowed funds	25,000	25,000	0.0%	25,000	0.0%
Subordinated notes, net of issuance costs	19,510	19,551	-0.2%	44,085	-55.7%
Other liabilities	64,849	39,659	63.5%	30,403	113.3%

Stockholders’ equity	209,796	204,194	2.7%	189,500	10.7%

Total Liabilities & Stockholders' Equity	$2,202,924	$1,997,902	10.3%	$1,821,481	20.9%

FVCBankcorp, Inc.
Summary Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended
			% Change		% Change
			Current		From
	12/31/2021	9/30/2021	Quarter	12/31/2020	Year Ago
Net interest income	$15,238	$14,479	5.2%	$14,119	7.9%
Provision for (reversal of) loan losses	(500)	--	-100.0%	500	-200.0%
Net interest income after provision (reversal of) for loan losses	15,738	14,479	8.7%	13,619	15.6%

Noninterest income:
Fees on loans	36	26	38.5%	34	5.9%
Service charges on deposit accounts	261	278	-6.1%	271	-3.7%
BOLI income	248	249	-0.4%	264	-6.1%
Income from minority membership interest	1,100	364	202.2%	--	100.0%
Other fee income	121	144	-16.0%	171	-29.2%
Total noninterest income	1,766	1,061	66.4%	740	138.6%

Noninterest expense:
Salaries and employee benefits	5,257	4,717	11.4%	4,461	17.8%
Occupancy and equipment expense	852	810	5.2%	804	6.0%
Data processing and network administration	570	520	9.6%	562	1.4%
State franchise taxes	496	496	0.0%	466	6.4%
Professional fees	276	356	-22.5%	251	10.0%
Merger and acquisition expense	338	1,107	-69.5%	-	100.0%
Gain on sale of other real estate owned	(236)	-	100.0%	-	100.0%
Other operating expense	1,451	1,420	2.2%	1,341	8.2%
Total noninterest expense	9,004	9,426	-4.5%	7,885	14.2%
Net income before income taxes	8,500	6,114	39.0%	6,474	31.3%
Income tax expense	1,983	1,432	38.5%	1,460	35.8%
Net Income	$6,517	$4,682	39.2%	$5,014	30.0%

Earnings per share - basic	$0.48	$0.34	39.1%	$0.37	28.0%
Earnings per share - diluted	$0.44	$0.32	38.7%	$0.36	25.2%
Weighted-average common shares outstanding - basic	13,690,438	13,682,727		13,482,741
Weighted-average common shares outstanding - diluted	14,660,136	14,611,735		14,123,593

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$6,517	$4,682		$5,014
Add: Merger and acquisition expense	338	1,107		--
Add: Accelerated debt issuance costs	--	380		--
Subrract: Gain on sale of other real estate owned	(236)	--		--
Subtract: provision for income taxes associated with non-GAAP adjustments	(23)	(320)		--
Net Income, Operating earnings (non-GAAP)	$6,596	$5,849		$5,014
Earnings per share - basic (non-GAAP operating earnings)	$0.48	$0.43		$0.37
Earnings per share - diluted (non-GAAP operating earnings)	$0.45	$0.40		$0.36

Return on average assets (non-GAAP operating earnings)	1.29%	1.14%		1.11%
Return on average equity (non-GAAP operating earnings)	12.71%	11.46%		10.68%
Efficiency ratio (non-GAAP operating earnings)	52.35%	52.26%		53.07%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$6,517	$4,682		$5,014
(Subtract) Add: Provision for (reversal of) loan losses loan losses	(500)	--		500
Add: Merger and acquisition expense	338	1,107		--
Add: Accelerated debt issuance costs	--	380		--
Add: Income tax expense	1,983	1,432		1,460
Pre-tax pre-provision income	$8,338	$7,601		$6,974
Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.61	$0.56		$0.52
Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.57	$0.52		$0.49

Return on average assets (non-GAAP operating earnings)	1.63%	1.48%		1.54%
Return on average equity (non-GAAP operating earnings)	16.06%	14.90%		14.85%

FVCBankcorp, Inc.
Summary Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	For the Years Ended
			% Change
			From
	12/31/2021	12/31/2020	Year Ago
Net interest income	$57,947	$52,620	10.1%
Provision for (reversal of) loan losses	(500)	5,016	-110.0%
Net interest income after provision (reversal of) for loan losses	58,447	47,604	22.8%

Noninterest income:
Fees on loans	110	511	-78.5%
Service charges on deposit accounts	1,028	1,008	2.0%
Gain on sale of securities available-for-sale	--	141	-100.0%
Loss on loans held for sale	--	(451)	-100.0%
BOLI income	994	1,109	-10.4%

Income from minority membership interest	1,464	--	100.0%
Other fee income	706	573	23.2%
Total noninterest income	4,302	2,891	48.8%

Noninterest expense:
Salaries and employee benefits	18,980	16,745	13.3%
Occupancy and equipment expense	3,290	3,329	-1.2%
Data processing and network administration	2,203	2,028	8.6%
State franchise taxes	1,983	1,864	6.4%
Professional fees	1,489	986	51.0%
Merger and acquisition expense	1,445	--	100.0%
Gain on sale of other real estate owned	(236)	--	100.0%
Impairment on branch closures	--	676	-100.0%
Other operating expense	5,386	5,210	3.4%
Total noninterest expense	34,540	30,838	12.0%
Net income before income taxes	28,209	19,657	43.5%
Income tax expense	6,276	4,156	51.0%
Net Income	$21,933	$15,501	41.5%

Earnings per share - basic	$1.61	$1.14	40.4%
Earnings per share - diluted	$1.50	$1.10	37.1%
Weighted-average common shares outstanding - basic	13,649,659	13,541,550
Weighted-average common shares outstanding - diluted	14,581,369	14,133,688

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$21,933	$15,501
Add: Merger and acquisition expense	1,445	--
Add: Impairment loss	--	676
Add: Accelerated debt issuance costs	380	--
Subtract: Gain on sale of other real estate owned	(236)	--
Subtract: provision for income taxes associated with non-GAAP adjustments	(358)	(142)
Net Income, Operating earnings (non-GAAP)	$23,164	$16,035
Earnings per share - basic (non-GAAP operating earnings)	$1.70	$1.18
Earnings per share - diluted (non-GAAP operating earnings)	$1.59	$1.13

Return on average assets (non-GAAP operating earnings)	1.17%	0.94%
Return on average equity (non-GAAP operating earnings)	11.53%	8.77%
Efficiency ratio (non-GAAP operating earnings)	53.22%	54.34%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$21,933	$15,501
Add: Merger and acquisition expense	1,445	--
(Subtract) Add: Provision for (reversal of) loan losses loan losses	(500)	5,016
Add: Impairment losses	--	676
Add: Accelerated debt issuance costs	380	--
Add: Income tax expense	6,276	4,156
Pre-tax pre-provision income	$29,534	$25,349
Earnings per share - basic (non-GAAP pre-tax pre-provision)	$2.16	$1.87
Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$2.03	$1.79

Return on average assets (non-GAAP operating earnings)	1.49%	1.48%
Return on average equity (non-GAAP operating earnings)	14.70%	13.87%

FVCBankcorp, Inc.

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	12/31/2021			9/30/2021			12/31/2020
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$890,046	$9,191	4.13%	$858,179	$8,902	4.15%	$797,575	$8,677	4.35%
Commercial and industrial	166,343	1,745	4.20%	141,665	1,617	4.56%	110,766	1,677	6.06%
Paycheck protection program	43,682	899	8.23%	79,225	1,205	6.08%	164,302	1,211	2.95%
Commercial construction	195,593	2,341	4.79%	211,656	2,641	4.99%	222,302	2,533	4.56%
Consumer real estate	182,491	1,734	3.80%	163,901	1,642	4.01%	173,642	1,765	4.07%
Consumer nonresidential	7,811	164	8.38%	11,529	210	7.29%	16,534	326	7.88%
Total loans	1,485,966	16,074	4.33%	1,466,155	16,217	4.42%	1,485,121	16,189	4.36%

Investment securities (2)(3)	309,348	1,360	1.76%	225,519	1,082	1.92%	113,665	912	3.21%
Interest-bearing deposits at other
financial institutions	136,948	56	0.16%	243,409	89	0.15%	111,559	34	0.12%
Total interest-earning assets	1,932,262	17,490	3.62%	1,935,083	17,388	3.59%	1,710,345	17,135	4.01%

Non-interest earning assets:
Cash and due from banks	18,502			24,325			17,147
Premises and equipment, net	1,634			1,544			1,717
Accrued interest and other assets	109,084			101,963			97,765
Allowance for loan losses	(14,352)			(14,384)			(14,676)

Total Assets	$2,047,130			$2,048,531			$1,812,298

Interest-bearing liabilities:
Interest checking	$641,776	$921	0.57%	$616,422	$845	0.54%	$458,142	$702	0.61%
Savings and money market	328,798	402	0.49%	308,092	344	0.44%	283,776	363	0.51%
Time deposits	204,957	525	1.02%	233,539	618	1.05%	284,634	1,185	1.66%
Wholesale deposits	35,000	50	0.57%	35,000	41	0.46%	67,935	57	0.33%
Total interest-bearing deposits	1,210,531	1,898	0.63%	1,193,053	1,848	0.61%	1,094,487	2,307	0.84%

Other borrowed funds	25,088	89	1.41%	25,000	89	1.41%	25,023	86	1.37%
Subordinated notes, net of issuance costs	19,518	262	5.32%	43,889	970	8.77%	41,526	617	5.91%
Total interest-bearing liabilities	1,255,137	2,249	0.72%	1,261,942	2,907	0.92%	1,161,036	3,010	1.03%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	554,965			555,941			432,826
Other liabilities	29,383			26,581			30,561

Stockholders’ equity	207,645			204,067			187,875

Total Liabilities and Stockholders' Equity	$2,047,130			$2,048,531			$1,812,298

Net Interest Margin		15,241	3.13%		14,481	2.97%		14,125	3.28%

(1)	Non-accrual loans are included in average balances.

(2)	The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21%. The taxable equivalent adjustment to interest income for the three months ended December 31, 2021 and 2020 is $2 and $6, respectively. For the three months ended September 30, 2021, the taxable equivalent adjustment to interest income is $2.

(3)	The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)

(Unaudited)

	For the Years Ended
	12/31/2021			12/31/2020
	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$832,138	$35,104	4.22%	$777,545	$35,064	4.51%
Commercial and industrial	135,017	6,127	4.54%	107,980	5,891	5.46%
Paycheck protection program	105,980	5,410	5.11%	114,344	2,993	2.62%
Commercial construction	209,957	9,790	4.66%	222,708	10,343	4.64%
Consumer real estate	169,168	6,685	3.95%	178,479	7,760	4.35%
Consumer nonresidential	11,569	858	7.41%	15,325	1,159	7.56%
Total loans	1,463,829	63,974	4.37%	1,416,381	63,210	4.46%

Investment securities (2)(3)	211,221	4,206	1.99%	126,405	3,527	2.79%
Loans held for sale, at fair value	--	--	--%	3,431	236	6.87%
Interest-bearing deposits at other financial institutions	197,987	260	0.13%	60,587	153	0.25%
Total interest-earning assets	1,873,037	68,440	3.65%	1,606,804	67,126	4.18%

Non-interest earning assets:
Cash and due from banks	18,556			17,252
Premises and equipment, net	1,578			1,880
Accrued interest and other assets	99,562			95,346
Allowance for loan losses	(14,513)			(12,420)

Total Assets	$1,978,220			$1,708,862

Interest-bearing liabilities:
Interest checking	$587,151	$3,224	0.55%	$363,408	$2,839	0.78%
Savings and money market	303,317	1,421	0.47%	264,987	1,819	0.69%
Time deposits	230,668	2,783	1.21%	317,850	6,447	2.03%
Wholesale deposits	37,657	173	0.46%	100,885	1,228	1.22%
Total interest-bearing deposits	1,158,793	7,601	0.66%	1,047,130	12,333	1.18%

Other borrowed funds	25,022	347	1.39%	29,125	348	1.19%
Subordinated notes, net of issuance costs	37,856	2,533	6.69%	28,790	1,802	6.26%
Total interest-bearing liabilities	1,221,671	10,481	0.86%	1,105,045	14,483	1.31%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	527,675			390,672
Other liabilities	27,988			30,327

Stockholders’ equity	200,886			182,818

Total Liabilities and Stockholders' Equity	$1,978,220			$1,708,862

Net Interest Margin		57,959	3.09%		52,643	3.28%

(1)	Non-accrual loans are included in average balances.

(2)	The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21%. The taxable equivalent adjustment to interest income was $12 and $23 for the years ended December 31, 2021 and 2020, respectively.

(3)	The average balances for investment securities includes restricted stock.